AMENDMENT TO
         AGREEMENT AND PLAN OF REORGANIZATION
                      AND MERGER


     THIS AMENDMENT, made and entered into this 14th day of October, 1998, by and among VENTANA MEDICAL
SYSTEMS, INC., a Delaware corporation ("Parent"),
VENTANA ACQUISITION CORPORATION, a Delaware corporation and wholly-owned, direct subsidiary of Parent
("Subsidiary"), BIOTECHNOLOGY TOOLS, INC., a Delaware corporation (the "Company"), and DAVID E. SIMPSON and
DAVID L. SWARTZ ("the "Principal Shareholders").

                 W I T N E S S E T H:

     WHEREAS, Parent, Subsidiary, the Company, and
Principal Shareholders are parties to that certain
Agreement and Plan of Reorganization and Merger dated as of August 18, 1998 (the "Agreement"); and

     WHEREAS, the parties desire to amend the Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do mutually promise and agree as follows:

     1. Defined Terms. Capitalized terms used herein shall have the meanings assigned in the Agreement, unless the context clearly indicates otherwise.

     2. Additional Definitions. The following defined term shall be added to the "ARTICLE I DEFINITIONS" section of the Agreement.

          "Management Shareholders" shall mean the
     Principal Shareholders, David A. Roberts, D.K.
     Bazaj, James H. Hawk, William Wolfe, Biomatics,
     Inc. and William Crisp."

The definition of the term "Proportionate Share" shall be deleted and replaced with the following:

          "Proportionate Share" (i) of a Shareholder shall mean the proportion based on the fraction, the numerator of which is the number of Company
     Shares owned by such Participating Shareholder and the denominator of which is the total number of issued and outstanding shares of Company Common
     Stock as of the Closing Date; and "Proportionate
     Share" (ii) of a Management Shareholder shall mean the proportion based on the fraction, the numerator of which is the number of Company Shares owned by such Management Shareholder (excluding any shares purchased prior to September, 1994) and the denominator of which is the total number of issued and outstanding shares of Company Common
     Stock owned by all Management Shareholders as of the Closing Date (excluding any shares purchased prior to September, 1994).

     3.  Amendment to Subsection 4.3.  The first
sentence of Section 4.3 of the Agreement shall be deleted in its entirety and replaced with the following:

          "For purposes of this Agreement, "Total
     Company Value" means the amount of $6,457,132;
     provided, however, that if the Closing Net Worth
     (as defined below) is either greater than $1,657,132 or less than $1,257,132, Total Company
     Value means an amount equal to $6,457,132, plus the amount by which the Closing Net Worth exceeds
     $1,486,838.43 (the "Target Net Worth"), or less the amount by which the Closing Net Worth is less than $1,486,838.43."

The second sentence of Section 4.3 of the Agreement shall be deleted in its entirety.

Subsection 4.3(b)(vi) of the Agreement shall be, and it hereby is, amended by deleting the reference to "Section 8.5" and inserting in lieu thereof "Section
8.3."

The following new Subsection 4.3(b)(vii) shall be added to the Agreement:

          "(vii) The Closing Date Balance Sheet shall reflect and account for the receipt of the payments required to be made under Paragraph
     4.4(e), below."

The following new Subsection 4.3(b)(viii) shall be added to the Agreement:

     "(viii)  The Closing Date Balance Sheet shall set
forth any adjustment to Closing Net Worth based on the
re-valuation of inventory pursuant to Section 4.3(b)(i)
and shall include a schedule of all such items of
inventory and the amount of the adjustment to the
inventory value (the "Re-valued Inventory").  In the
event of the sale of Re-valued Inventory in whole or
part at any time prior to November 1, 1999 (the "Sale
Period") each Company Shareholder shall be entitled to
receive its Proportionate Share of the amount received
by Surviving Corporation up to the amount of the
adjustment value set forth on the schedule (net of
reasonable transaction expenses).    Such amount shall
be paid to the Company Shareholders within 10 days of the sale of the Re-valued Inventory. In the event of a sale of the Cryogenic and/or Ultramicrotomy business lines involving the sale in bulk of Re-valued
Inventory, the following additional provisions shall apply:

       (i) A sale shall be deemed to have occurred if the parties have entered into good faith negotiations during the Sale Period and the closing occurs within a reasonable time thereafter.

       (ii)  A reasonable portion of the total
             consideration received for the business line shall be allocated to the Re-valued
             Inventory in light of all relevant facts and circumstances and the parties shall not assign an artificially low value to the Re-valued Inventory for the purposes of circumventing the provisions of this subsection; and

     (iii)  The terms of the payment due the Company
            Shareholders shall be payable in
            substantially the same manner as the
            purchase price is paid to the Surviving
            Corporation.


     4.  Amendment to Subsection 4.3(c).  Subsection
4.3(c) of the Agreement shall be, and it hereby is, amended by deleting the reference to "forty-five (45)" in the first sentence and inserting in lieu thereof
"sixty (60)."

     5.  Section 4.4(a) - Total Company Value/Estimated
Merger Consideration.  Pursuant to Section 4.4(a)
Parent and Subsidiary have determined that the total
Merger Consideration shall be reduced by $200,000.
Such reduction is based on the determination that certain adjustments must be made to Total Company
Value. Provided however, that if the adjustments to Closing Net Worth do not necessitate an adjustment greater than $200,000 then, the difference between such $200,000 and the actual adjustment shall be paid to the shareholders of Company pro rata with interest at the Applicable Rate. If such adjustment is greater than $200,000 the excess shall be paid pursuant to the terms of Section 4.5.

     6.  Amendment to Subsection 4.4.  The first
sentence of Subsection 4.4(b) of the Agreement shall be, and it hereby is, deleted in its entirety and replaced with the following:

          "(b) At the Effective Time, Parent shall make available to a bank or trust company, or such other paying agent designated by Parent and reasonably acceptable to the Company for the benefit of the Company Shareholders (the "Paying
     Agent"), an amount in cash equal to the sum of (i) the Estimated Merger Consideration less (ii) (x) the amount of $500,000 to be retained by Parent from the amounts to be paid to all Company
     Shareholders to satisfy any reduction of the Merger Consideration pursuant to Section 4.3, above (the "Adjustment Retention"); and (y) the amount of $500,000 to be retained by Parent from the amounts to be paid to the Management
     Shareholders to satisfy any claims for
     indemnification pursuant to Article X, below (the
     "Indemnity Retention") (such amount being hereinafter referred to as the "Merger Payment
     Fund"). Attached hereto as Schedule 4.4(b) is a detailed breakdown of the calculation of the estimated Merger Consideration, Adjustment
     Retention, Indemnity Retention and the resulting payments due the Company Shareholders."

The following new Subsection 4.4(e) shall be added to the Agreement:

          "(e)  Simultaneously upon Closing, the
     Management Shareholder shall be required to pay in full all amounts of principal and interest due under those certain Promissory Notes dated
     September 29, 1994 in the aggregate principal amount of $1,172,619.



     7.  Amendment to Subsection 4.5.  The last
sentence of Subsection 4.5 shall be deleted in its entirety and replaced with the following:

     "In the absence of such payment, the Parent shall be entitled to deduct the Shortfall Amount from the Indemnity Retention up to $200,000 on a dollar for dollar basis, and if any Shortfall Amount exists thereafter the Parent shall be entitled to set off 67% of the remaining Shortfall Amount against the balance of the Indemnity Retention. "

     8. Amendment to Subsection 4.6. Subsection 4.6 of the Agreement shall be deleted in its entirety and replaced with the following:

     The Indemnity Retention shall be funded solely by the Management Shareholders and shall not affect, in any way, the Merger Consideration payable to the Shareholders other than the Management
     Shareholders. Schedule 4.4(b) sets forth a detailed analysis of the adjustments that are necessary to ensure that the Indemnity Retention is funded solely by the Management Shareholders.
     Parent shall deliver to the Paying Agent cash (or other immediately available funds) for distribution to Management Shareholders in the manner set forth in Section 4.4, above, the following amounts on the following dates: (i) within ten (10) days after the expiration of the Retention Period, the Unused Indemnity Retention;
     and (ii) within ten (10) days after the Resolution
     Date, the Balance. Interest shall accrue on the amounts payable under this Section from the Closing Date to the date of payment at the Applicable Rate , and shall be payable together with such amounts. In the event that any amounts were deducted against the Indemnity Retention pursuant to Paragraph 4.5, above, Parent shall instruct the Paying Agent to make such adjustments to the payments due to Management Shareholders as are necessary to ensure that each Management
     Shareholder has paid its Proportionate Share of the Shortfall Amount.

     9.  Amendment to Subsection 6.25(a).  Subsection
6.25(a) of the Agreement shall be, and it hereby is, amended by deleting the reference to "6.13."

     10. Confirming Amendment to Subsection 7.1. It is hereby confirmed that the last line of Subsection
7.1(c) of the Agreement was amended in handwriting, initialed by the parties, to read "Principal
Shareholders" on August 18, 1998.

     11.  Amendment to Article VIII.  The following new
Section 8.10 shall be inserted at the end of Article
VIII.

          Section 8.10.  Outstanding Debentures.
     Parent shall cause the Company to pay in full within thirty (30) days after the date of Closing, all amounts of principal and interest accrued through the date of payment at a per annum rate of 12% under those certain debentures of the Company identified and described on attached Exhibit 8.10.

     12.  Amendment to Section 9.3(g)(x).  Section
9.3(g)(x) of the Agreement shall be deleted in its entirety.

     13.  Amendment to Subsection 10.1.  Subsection
10.1 of the Agreement shall be, and it hereby is, amended by deleting the reference to "11.1(b)(ii)" and inserting in lieu thereof "11.1(b)(iii)."

     14. Continuing Effect. Except as amended herein, the terms, provisions and conditions of the Agreement shall remain in full force and effect and shall continue to govern the parties thereto.

     15. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

     16.  Governing Law.  This Amendment and all
questions of its interpretation, performance, enforceability and the rights and remedies of the parties hereto, shall be determined in accordance with the laws of the State of Delaware.



     IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement as of the day, month and year first above written.

                              PARENT:

                              VENTANA MEDICAL SYSTEMS, INC.


                              By: /s/ Pierre Sice
                                  ----------------------------


                              SUBSIDIARY:

                              VENTANA ACQUISITION CORPORATION


                              By: /s/ Pierre Sice
                                  ----------------------------


                              COMPANY:

                              BIOTECHNOLOGY TOOLS, INC.


                              By: /s/ David E. Simpson
                                 ------------------------------
                                 David E. Simpson, Chief
                                 Executive Officer


                              PRINCIPAL SHAREHOLDERS:

                              /s/ David E. Simpson
                              -----------------------------------
                              David E. Simpson

                              /s/ David L. Swartz
                              -----------------------------------
                              David L. Swartz